EXHIBIT 99
----------

Sussex Bancorp
399 Route 23
Franklin, NJ  07416

         SUSSEX BANCORP ANNOUNCES INCREASED SECOND QUARTER 2003 EARNINGS
                                      - - -
               DECLARES QUARTERLY CASH DIVIDEND OF $ .07 PER SHARE


         FRANKLIN, NEW JERSEY - July 10, 2003- Sussex Bancorp (AMEX:"SBB") today announced its financial results for the second quarter of 2003 ending June 30, 2003.

Second Quarter 2003 Highlights:

     o   Quarterly net income growth of 9% from same quarter in 2002

     o   Company  deposits  increase to over $200 million,  up 8% over June 30,
         2002

     o Quarterly non-interest income increases approximately 23% over same quarter in 2002

     o Declares cash dividend, marking the 26th consecutive year in which the Company has paid a cash dividend

         For the quarter ended June 30, 2003, the Company earned net income of $360,000, an increase of approximately 9 percent over net income of $331,000 reported for the second quarter of 2002. For the six months ended June 30, 2003, the Company earned net income of $673,000, an increase of $111,000, or approximately 20 percent, from the $562,000 earned for the same period last year. Basic earnings per share for the three and six months ended June 30, 2003 were $0.21 and $0.40 respectively, compared to $0.20 and $0.34 for the respective comparable periods of 2002. Diluted earnings per share were $0.21 and $0.39, respectively, for the three and six months ended June 30, 2003, compared to $0.19 and $0.33 in the respective periods of 2002.

         The Company's net interest income increased to $1,951,000 for the quarter ended June 30, 2003 from $1,825,000 for the second quarter of 2002. The Company's interest expense decreased to $744,000 for the quarter ended June 30, 2003 from $835,000 for the second quarter of 2002, reflecting reduced market rates of interest. The Company's total deposits increased to $200.4 million at June 30, 2003 from $185.9 million at June 30, 2002. At June 30, 2003, the Company had total assets of $235.4 million, compared to total assets of $211.2 million at June 30, 2002. The loan loss provision for the second quarter was $120,000 compared with $75,000 for the same period last year.

         The Company also experienced substantial increases in non-interest income in both the current quarter and year to date periods compared to 2002. The Company reported non interest income of $1,022,000 and $2,017,000 for the current three and six month periods, respectively, compared to non- interest income of $832,000 and $1,597,000 for the three and six month periods ended June 30, 2002. For the three and six month periods ended June 30, 2003, $523,000 and $1,087,000 of the non-interest income was commission income from the Company's subsidiary, Tri-State Insurance Agency, Inc.

         Mr. Donald L. Kovach, Chairman and Chief Executive Officer of Sussex Bancorp, stated: " I am particularly proud of our results given the difficult interest rate environment we, and all other banks, continue to face. Our efforts to improve our non-interest income continue to show results and are clear evidence that our strategy to build a complimentary product offering will benefit our shareholders. We are seeing strong cross selling opportunities across all our lines of business. In addition, we continue to see strong opportunities for growth in our commercial and residential lending business as well as our expanded product offerings in our core and surrounding markets."

         Sussex Bancorp also announced that its Board of Directors declared a $.07 per share cash dividend payable on August 5, 2003 to shareholders of record as of July 28, 2003.

         Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey and for Tri-State Insurance Agency, Inc, a full service insurance agency located in Augusta, New Jersey.


                                 SUSSEX BANCORP
                       CONSOLIDATED STATEMENTS OF INCOME

                                       For the Three Months                     For the Six Months
                                           Ended June 30,                          Ended June 30,
(In thousands, except
share and per share data)
                                      2003                 2002                2003               2002
                                      ----                 ----                ----               ----
Interest income                    $     2,695         $     2,660         $     5,380         $     5,267
Interest expense                           744                 835               1,516               1,788
                                   -----------         -----------         -----------         -----------
Net interest income                      1,951               1,825               3,864               3,479
Provision for loan losses                  120                  75                 245                 150
                                   -----------         -----------         -----------         -----------
Net interest income after
  provision for loan losses              1,831               1,750               3,619               3,329
Non-interest income                      1,022                 832               2,017               1,597
Non-interest expense                    (2,366)             (2,107)             (4,723)             (4,127)
                                   -----------         -----------         -----------         -----------
Income before tax expense                  487                 475                 913                 799
Tax expense                                127                 144                 240                 237
                                   -----------         -----------         -----------         -----------
Net income                         $       360         $       331         $       673         $       562
                                   ===========         ===========         ===========         ===========

Basic earnings per share           $      0.21         $      0.20         $      0.40         $      0.34
Diluted earnings per share                0.21                0.19                0.39                0.33

Shares outstanding:
Basic                                1,698,579           1,654,857           1,695,571           1,656,788
Diluted                              1,754,828           1,730,581           1,750,137           1,731,812


                                 SUSSEX BANCORP
                           CONSOLIDATED BALANCE SHEETS

                                                          Balances as of
                                                             June 30,

(In thousands)                                       2003              2002
                                                     ----              ----

Cash and due from banks                           $  12,238         $  10,481
Federal funds sold                                    9,140            21,215
                                                  ---------         ---------
     Cash and cash equivalents                       21,378            31,696
                                                  ---------         ---------

Interest bearing time deposits with other banks       3,500             6,100
Securities available for sale, at fair value         74,709            55,639
Federal Home Loan Bank stock, at cost                   760               667

Loans                                               125,702           107,616
Allowance for loan losses                            (1,590)           (1,292)
                                                  ---------         ---------
Net loans                                           124,112           106,324

Accrued interest receivable                           1,208             1,190
Premises and equipment, net                           4,469             4,814
Goodwill, net                                         1,932             1,757
Other assets                                          3,331             3,030
                                                  ---------         ---------
     Total assets                                 $ 235,399         $ 211,217
                                                  =========         =========

Deposits                                            200,427           185,866
Borrowings                                           13,000            10,000
Other liabilities                                     2,546             2,548
Mandatory redeemable capital debentures               5,000                --
                                                  ---------         ---------
Total liabilities                                   220,973           198,414

Total shareholders' equity                           14,426            12,803
                                                  ---------         ---------

     Total liabilities and shareholders' equity   $ 235,399         $ 211,217
                                                  =========         =========